Exhibit 2.2

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

June 30, 2004 and 2003

Index

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS

Current
Cash and cash equivalents	$3,765,512	$625,396
Temporary investments	2,100,000	5,918,413
Sundry receivable	180,475	311,267
Prepaid expenses and deposits	115,166	60,813

	6,161,153	6,915,889

Mineral interests (Note 3)	100	100

Equipment (Note 4)	156,038	66,061

	$6,317,291	$6,982,050

LIABILITIES

Current
Accounts payable and accrued liabilities	$376,737	$357,670

SHAREHOLDERS' EQUITY (DEFICIENCY)

Share capital (Note 5)	19,553,327	19,201,871

Contributed surplus	831,887	179,528

Deficit	(14,444,660)	(12,757,019)

	5,940,554	6,624,380

	$6,317,291	$6,982,050

Approved by the Directors:	"William Meyer"	"Robert Gayton"
William Meyer		Robert Gayton

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Exploration costs, net of recovery	$425,676	$36,337	$501,620	$103,015

Administrative expenses
Accounting and audit	18,128	17,925	22,779	17,925
Advertising	493	4,189	8,006	5,180
Amortization of discount on convertible debenture	-	3,537	-	4,509
Amortization of equipment	4,806	6,191	9,549	12,382
Consulting fees	66,557	67,987	116,293	94,344
Foreign exchange loss	27,014	11,401	22,092	11,401
Interest on convertible debenture	-	14,436	-	18,402
Investor relations	57,154	48,575	95,529	73,931
Legal	4,361	7,448	6,290	12,491
Listing, filing and transfer agents	16,412	22,460	32,855	38,474
Management fees, net of recovery	2,055	4,714	2,948	13,777
Office and miscellaneous	13,253	8,079	24,761	11,164
Property investigation and government relations	24,861	4,611	54,900	11,824
Rent	35,641	16,988	65,288	34,115
Salaries and benefits	50,405	41,009	72,140	86,992
Stock based compensation	204,960	101,079	498,059	102,050
Telephone	2,381	1,911	4,334	2,951
Travel and transportation	9,098	4,548	18,366	7,759

	537,579	387,088	1,054,189	559,671

Operating loss	(963,255)	(423,425)	(1,555,809)	(662,686)

Interest and sundry income	9,105	403	22,468	722

Loss for the period	(954,150)	(423,022)	(1,533,341)	(661,964)

Deficit, beginning of period, as previously reported	(13,490,510)	(11,226,766)	(12,757,019)	(10,987,824)
Cumulative effect of a change in an accounting policy (Note 2)	-	-	(154,300)	-

Deficit, end of period	$(14,444,660)	$(11,649,788)	$(14,444,660)	$(11,649,788)

Loss per share - basic and diluted	$(0.03)	$(0.02)	$(0.05)	$(0.03)

Weighted average number of common shares
outstanding - basic and diluted	29,809,687	18,613,659	29,672,552	18,604,211

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statement of Cash Flows
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Cash flows from (used in) operating activities
Loss for the period	$(954,150)	$(423,022)	$(1,533,341)	$(661,964)
Adjustment for items not involving cash:
- amortization of discount on convertible debenture	-	3,537	-	4,509
- amortization of equipment	4,806	6,191	9,549	12,382
- stock based compensation	204,960	101,079	498,059	102,050
Change in non-cash working capital items:
- sundry receivable	182,847	(22,442)	130,792	(69,087)
- prepaid expenses and deposits	(45,969)	(26,793)	(54,353)	(36,975)
- accounts payable and accrued liabilities	38,447	27,219	19,067	(25,527)

	(569,059)	(334,231)	(930,227)	(674,612)

Cash flows from financing activities
Proceeds from issuance of convertible debenture	-	-	-	580,600
Shares issued for cash	141,914	1,335,006	351,456	1,341,006

	141,914	1,335,006	351,456	1,921,606

Cash flows from (used in) investing activities
Acquisition of equipment	(97,041)	(1,819)	(99,526)	(4,256)
Decrease in temporary investments	150,000	-	3,818,413	50,105

	52,959	(1,819)	3,718,887	45,849

Increase (decrease) in cash and cash equivalents	(374,186)	998,956	3,140,116	1,292,843

Cash and cash equivalents, beginning of period	4,139,698	334,568	625,396	40,681

Cash and cash equivalents, end of period	$3,765,512	$1,333,524	$3,765,512	$1,333,524

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2004 and 2003

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

1.

Basis of Presentation

These interim consolidated financial statements have been prepared using the same accounting policies and methods of their application as were used in the preparation of the most recent annual consolidated financial statements of the Company.  These interim consolidated financial statements do not include all disclosures normally provided in the annual consolidated financial statements and should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2003 filed on SEDAR May 11, 2004.  In management's opinion, all adjustments necessary for fair presentation have been included in these interim consolidated financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

2.

Change in Accounting Policies

Effective January 1, 2004, the Company adopted the accounting procedures recommended by the Canadian Institute of Chartered Accountants Handbook section on Stock-based compensation and other stock-based payments.   Under this Handbook section, the Company is required to expense, over the vesting period, the fair value of stock options at the date of grant.  As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted on or after January 1, 2003.  As a result, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $154,300 relating to options granted since January 1, 2003.  For the six months period ended June 30, 2004, $498,059 was recorded as stock-based compensation and $652,359 was credited to contributed surplus. Prior to January 1, 2004, no compensation expense was recognized when options were issued to employees or directors but pro-forma information was provided outlining the accounting impact had the Company applied the fair value-based method.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2004 and 2003

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests

(a)

Guangdong Projects:

(i)

Changkeng –On April 16, 2004, the Company signed a 30-year Joint Venture Agreement with three other companies in Guangdong for the exploration and development of the Changkeng gold deposit in Goayao City of Guangdong Province, China. Pursuant to the agreement, the Company and its partners will form a Sino-Foreign Joint Venture (“JV”), with the total investment of 100 million RMB (approximately C$16.67 million), to explore and develop the Changkeng gold deposit. The 50% initial payment of the total investment, 50 million RMB (approximately C$8.33 million), shall be paid in three instalments and the balance of 50% shall be paid within two years after the initial payment is fully contributed. The Company’s share of the capital contribution is 51%, which is 51 million RMB (approximately C$ 8.5 million).

(ii)

Fuwan – On April 16, 2004, the Company signed a 30-year Joint Venture Agreement with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan silver deposit adjacent to Changkeng Gold Joint Venture. Pursuant to the agreement, the Company and GGEDC will form a Sino-Foreign Joint Venture (“JV”), with the total investment of 30 million RMB (approximately C$5 million), to explore and develop the Fuwan silver deposit. The 50% initial payment of the total investment, 15 million RMB (approximately C$2.5 million), shall be paid in three instalments and the balance of 50% shall be paid within two years after the initial payment is fully contributed. The Company’s share of the capital contribution is 70%, which is 21 million RMB (approximately C$3.5 million).

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2004 and 2003

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

(b)

Gansu Projects: The joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”) was formed pursuant to an agreement dated August 28, 1998 and amended August 28, 2003.  The following projects are operated through Keyin:

(i)

White Silver Mountain – As per the amendment signed on August 28, 2003, the Company has earned a 61% total project interest.  Both parties to the joint venture company may proceed in accordance with the original joint venture contract, which provided the Company the right to earn an 80% interest by spending another 20 million RMB (approximately C$3.15 million).  There is no time limit for the expenditure.

(ii)

Yangshan (Anba) – In 2003, the Company signed agreements with Gansu provincial government and two other companies in Gansu for the exploration and development of the Anba gold deposit in the Yanshan gold field.  Pursuant to the terms of the agreements, Keyin has the right to acquire a 40% equity interest in Yangshan Gold Mining Co., Ltd. (“YGM”), a joint venture company to be established for the exploration and development of the Anba gold deposit.  YGM will acquire a 100% interest in the Anba gold deposit for US$6 million, consisting of a 40% initial payment (US$2.4 million) and the balance of 60% (US$3.6 million) will be paid over 5 years. Keyin’s share of the capital contribution is 40%, which is 24 million RMB (approximately C$3.8 million).

(iii)

West Extension of Yangshan – In 2003, the Company signed a co-operation agreement with No. 2 Exploration Institute of Gansu Bureau of Geological Exploration (“GBGE”) for the exploration and development of mineral resources in south Gansu province of China.  GBGE and Keyin will establish a new sino-foreign joint venture company to initially explore for gold in three areas, to which GBGE holds exploration permits.  Keyin has rights to earn 75% equity interests in the three areas.  To earn the interest, Keyin must expend 7.5 million RMB (approximately C$1.2 million) on this project over four years.  A joint venture contract was signed on March 1, 2004.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2004 and 2003

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

(c)

Inner Mongolia Projects:

(i)

Gobi – The property is located in Inner Mongolia Autonomous Region, China.  Pursuant to a Co-operative Joint Venture Agreement, the Company can earn a 75% interest in the property by spending 18 million RMB (approximately C$2.8 million) over a four-year period.  A joint venture company called Inner Mongolia Damo Mining Co. Ltd. (“Damo”) was formed to hold the above noted mineral interests. In 2003, the board of the directors of Damo decided to reduce its registered capital from RMB 16.8 million RMB to 7 million RMB, with no effect to the earn-in process.  As at June 30, 2004, the Company had spent approximately 7 million RMB (approximately C$1.4 million) and earned a 54% project interest.

(ii)

BYC – In 2002, the Company reached an agreement with the Inner Mongolian Bureau of Non-ferrous Metals and Exploration to acquire majority interest in a joint venture company, which holds the BYC gold project located in central Inner Mongolia.  On December 3, 2003, the joint venture company called the Inner Mongolia Huayu-Minco Mining Co., Ltd. was formed to hold the above noted mineral interest.  Minco can earn 75% interest in the joint venture company by spending 12 million RMB (approximately C$2.4 million) over four years.  In 2003, the Company entered into a letter agreement with New Cantech Ventures Inc. (“Cantech”).  Pursuant to the agreement, Cantech acquired the right to earn a 51% interest in the BYC project by spending 12 million RMB (approximately C$2.4 million) in exploration over a three-year period.  Cantech can earn another 9% by bringing the project to feasibility stage.

The Company follows the practice of expensing all exploration costs until mineral reserves have been established.  The costs incurred on the Company’s mineral properties, which are all located in China, are as follows:

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2004 and 2003

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

	Costs incurred to December 31 2003	January 1 to June 30, 2004 Exploration costs		Costs incurred to June 30 2004
Currently active properties:
- Gansu - White Silver Mountain	$ 1,386,348	$ 23,454		$ 1,409,802
- Gansu - Yangshan (Anba)	43,811	48,549		92,360
- Gansu - West Extension of Yangshan	-	37,204		37,204
- Inner Mongolia – Gobi Gold	1,375,551	28,203		1,403,754
- Inner Mongolia - BYC	54,783	-		54,783
- Guang Dong - Changkeng	-	360,202		359,209
- Guang Dong - Fuwan	-	25,073		24,080
	2,860,493	522,685		3,381,192
Inactive properties:
- Heavenly Mountains	436,519	-		436,519
- Emperor’s Delight	100	-		100
- Crystal Valley	100	-		100
- Stone Lake	100	-		100
- Changba Lijiagou Lead-Zinc Deposit	100	-		100
- Chapuzi	100	-		100
	437,019	-		437,019
Total	3,297,512	522,685		3,818,211
Exploration cost recoveries	(43,536)	(21,065)	*	(64,601)
Expensed exploration costs	(3,253,876)	(501,620)		(3,753,510)
	$ 100	$ -		$ 100

* $21,065 incurred by the Company at BYC in late 2003 was reimbursed by Cantech in February 2004 in accordance with the agreement.

4.

Equipment

	June 30, 2004
		Accumulated	Net book
	Cost	Amortization	value

Computer equipment	$ 83,888	$ 64,339	$ 19,549
Office equipment and furniture	90,465	73,804	16,661
Motor vehicles	149,842	54,268	95,574
Mining equipment	191,874	171,085	20,789
Leasehold improvements	5,776	2,311	3,465
	$ 521,845	$ 365,807	$ 156,038

	December 31, 2003
		Accumulated	Net book
	Cost	Amortization	value

Computer equipment	$ 74,895	$ 61,777	$ 13,118
Office equipment and furniture	90,465	71,953	18,512
Motor vehicles	59,309	53,378	5,931
Mining equipment	191,873	167,416	24,457
Leasehold improvements	5,776	1,733	4,043
	$ 422,318	$ 356,257	$ 66,061

5.

6.

Share Capital

(a)

Authorized:  100,000,000 common shares without par value

(b)

Issued:

	Shares	Amount
Balance, December 31, 2002	18,580,123	$10,836,933
Stock options exercised ranging from $0.20 to $0.55 per share, including $69,201 contributed surplus attributed to stock-based compensation recognized	763,000	373,851
Private placement at $0.35 per share plus 186,344 shares and less $44,744 for finders’ fees	4,472,058	1,455,257
Share purchase warrants exercised at $0.40 per share	50,000	20,000
Private placement at $1.70 per share less $464,348 in cash for share issuance costs	3,748,848	5,908,695
Shares allotted for the conversion of convertible debenture – see Note 5 (d)	-	607,135
Balance, December 31, 2003	27,614,029	19,201,871
Shares issued for the conversion of convertible debenture – see Note 5 (d)	1,461,750	-
Stock options exercised at $0.20 per share	115,000	23,000
Share purchase warrants exercised at $0.40 per share	466,357	186,542
Stock options exercised at $0.20 per share	180,000	36,000
Stock options exercised at $0.55 per share	20,000	11,000
Share purchase warrants exercised at $0.40 per share	237,286	94,914
Balance, June 30, 2004	30,094,422	$19,553,327

(c)

As at June 30, 2004, 2,991,322 (2002 – 2,991,322) of the shares issued are held in escrow, the release of which is subject to the direction of the regulatory authorities.

5.

Share Capital (continued)

(d)

In 2003, the Company completed a $580,600 convertible debenture financing.  The debenture accrued interest at a rate of 10% per year and matured in five years.  The debenture was convertible into 1,451,500 common shares at $0.40 per share and the accrued interest was convertible into 10,250 common shares at $1.80 per share.  The debenture and accrued interest were converted into common shares, which were allotted, before the year-end.  In January 2004, all of the allotted common shares were issued.

(e)

Share purchase warrants outstanding as at June 30, 2004:

Number of Warrants	Exercise Price	Expiry Date

1,855,571	$0.40 (1st year)	21-Jul-04
	$0.60 (2nd year)	21-Jul-05
1,874,424	$2.15	8-Dec-05
262,419	$1.80	8-Dec-04
3,992,414

On July 30, 2003, the Company completed a non-brokered private placement of 4,285,714 units priced at $0.35 per unit with each unit consisting of one common share and one-half non-transferable share purchase warrant with each warrant entitling the holder to acquire a further common share at $0.40 until July 21, 2004 and at $0.60 until July 21, 2005.  The Company applied the residual approach and allocated the total proceeds of $1,455,257 to the common shares and $nil to warrants.  The securities were restricted from trading until November 21, 2003.

On December 8, 2003, the Company completed a brokered private placement of 3,748,848 units priced at $1.70 per unit with each unit consisting of one common share and one-half non-transferable share purchase warrant with each warrant entitling the holder to acquire a further common share at $2.15 until December 8, 2005.  In addition, the Company issued an underwriter’s compensation warrant entitling the underwriter to purchase up to 262,419 common shares, exercisable at a price of $1.80 per share for a period of twelve months from closing.  The Company applied the residual approach and allocated the total proceeds of $5,908,695 to the common shares and $nil to warrants.  The securities were restricted from trading until April 8, 2004.

5.

Share Capital (continued)

(f)

Stock Options

A summary of the status of options granted by the Company is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2003	3,319,000	$ 0.53
Granted	470,000	$ 1.80
Exercised	(315,000)	$ 0.22
Expired	(30,000)	$ 0.50
Cancelled / forfeited	(100,000)	$ 0.80
Options outstanding at June 30, 2004	3,344,000	$ 0.73

All stock options exercised during the period were issued prior to the adoption of any stock-based compensation policies.

The weighted-average fair value of the option granted during the period ended June 30, 2004 was $0.95.

The Company used the Black-Scholes Option Pricing Model to determine the fair value of the options granted during the period with the following assumptions: risk-free interest rate of 4.85%, share price volatility of 80%, no dividend yield and expected life of approximately 3 years.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10 - $1.00	2,674,000	2.24	$0.44	2,555,852	$0.44
$1.01 - $2.00	670,000	3.74	$1.86	206,667	$1.85
	3,344,000	2.54	$0.73	2,762,519	$0.55

6.

Related Party Transactions

(a)

The Company incurred the following expenses to its directors or corporations controlled by its directors:

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Exploration costs	$ 60,070	$ 25,363
Management fees	2,948	3,127
Property investigation	11,882	16,677
	$ 74,900	$ 45,167

(b)

Accounts payable of $79,089 (2003 - $51,632) is due to a director of the Company, which was paid in July 2004.

(c)

Sundry receivable of $67,561 (2003 – $98,978) is due from two corporations related by a common director, of which $9,610 was subsequently received in July 2004.

7.

Comparative Figures

Certain 2003 comparative figures have been reclassified to conform with the financial statement presentation adopted for 2004.